ZISKIN ASSET MANAGEMENT, INC.

Balance Sheet

December 31, 2004

(unaudited)

Assets

Current assets:
Cash and cash equivalents (Note A)	$ 4,611
Accounts receivable and prepaid expenses	21,232

Total current assets	25,843

Note receivable from affiliate (Note B)	296,000
Note receivable from shareholder (Note B)	92,672
Deferred income tax assets (Notes A and D)	-
Investments (Notes A, B and C)	1,192,370

Total assets	$ 1,606,885

Liabilities and Shareholder’s Equity

Current liabilities:
Accounts payable and accrued expenses	$ 19,883
Unearned portfolio fees (Note A)	16,758

Total current liabilities	36,641

Shareholder’s equity:
Common shares, no par value; 200 shares authorized, 100 shares issued and outstanding	1,500
Additional paid in capital	6,191
Retained earnings (Note E)	2,762,551
Accumulated other comprehensive loss (Note E)	(1,199,998)

Total shareholder’s equity	1,570,244

Total liabilities and shareholder’s equity	$ 1,606,885

Commitments and contingencies (Note B)

The accompanying notes are an integral part of this financial statement.

ZISKIN ASSET MANAGEMENT, INC.

Notes to Balance Sheet

December 31, 2004

NOTE A - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Ziskin Asset Management, Inc. (“ZAM”), organized under the laws of the state of New York, is a registered investment advisor, which manages accounts for various individuals and institutions on a discretionary basis for a fee.  The objective of such accounts is long-term capital appreciation through investment, primarily in common stocks and securities immediately convertible into common stock, believed by ZAM to have significant growth potential.  ZAM at no time has custody or possession of the clients’ funds or securities, except for prepaid investment management fees, but rather is authorized by the clients to make investments on their behalf in their accounts.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.  Actual results could differ from those estimates.

Accounts Receivable

The Company uses the allowance method to provide a reserve for uncollectible accounts receivable.  Uncollectible accounts are charged to the allowance account when incurred.

Revenue Recognition

Investment management fees are recognized as the related services are performed.

Investments

The Company classifies its marketable equity securities as available for sale.  These securities are carried in the financial statements at fair value.  Realized gains and losses are included in earnings, and unrealized gains and losses, net of income taxes, are reported as a separate component of shareholder’s equity, see Note E.  Dividend income is recorded on the ex-dividend date.

Unearned Portfolio Fees

Unearned portfolio fees represent annual advance fees paid by clients.  These fees are recognized as revenue based on the annual account performance when the clients’ investment portfolios increase in value.  If the investment portfolios decrease in value, the unearned advance fees are carried forward to future periods or are refunded.

ZISKIN ASSET MANAGEMENT, INC.

Notes to Balance Sheet

December 31, 2004

(Continued)

NOTE A - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes.  Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes.  The differences relate primarily to unrealized gains or losses on investments (not recognized for income tax purposes until the investments are disposed). The deferred tax assets and liabilities represent the future tax consequences of these differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Profit Sharing Plan

The Company maintains a profit sharing plan covering all eligible full time employees.  Contributions to the plan are at the discretion of the Board of Directors. As of December 31, 2004 all contributions to the plan have been fully funded.

Concentration of Credit Risk

The Company occasionally maintains deposits in excess of federally insured limits.  Statement of Financial Accounting Standards No. 105 identifies these items as a concentration of credit risk requiring disclosure, regardless of the degree of risk.  The risk is managed by maintaining all deposits in high quality financial institutions.

NOTE B - RELATED PARTY TRANSACTIONS

Guarantee and Pledge Agreement

Under the Guarantee and Pledge Agreement (the “Guarantee”) that the Company has with the Z-Seven Fund, Inc. (the “Fund”), ZAM has guaranteed to pay any penalties and expenses incurred by TOP Fund Management, Inc. (“TFM”), an affiliated company, under TFM’s advisory agreement with the Fund.  Additionally, the Company has pledged marketable equity securities (Note C) as collateral under the Guarantee.

The Guarantee has several covenants, among them, that ZAM and TFM agree not to declare or pay any dividends or make any other distribution of their common stock unless the combined tangible net worth of the companies is not less than the greater of (i) $1,500,000 or (ii) 10% of the net assets of the Fund, as of the last day of the most recently ended fiscal quarter, but not more than $2,700,000.  At December 31, 2004, the net assets of the Fund were $10,429,699. ZAM and TFM were in compliance with all covenants at December 31, 2004.

Affiliates

The sole shareholder of ZAM is also the sole shareholder of TFM, and is a director and president of the Fund, in which he has a 30% beneficial interest at December 31, 2004.

ZAM receives fees from TFM for services rendered regarding research of securities.  For the year ended December 31, 2004, ZAM received $125,000 in research fees from TFM.

At December 31, 2004, the Company has a note receivable due on demand from TFM totaling $296,000, with interest at the prime rate (5.25% at December 31, 2004).

ZISKIN ASSET MANAGEMENT, INC.

Notes to Balance Sheet

December 31, 2004

(Continued)

NOTE B - RELATED PARTY TRANSACTIONS (CONTINUED)

At December 31, 2004, the Company has a note receivable from its sole shareholder totaling $92,672 with interest at the prime rate (5.25% at December 31, 2004).

The Company and its sole shareholder, co-guaranteed a bank loan for TFM.  At December 31, 2004 the balance on the note was $350,000 with interest at the prime rate plus 9.5%.  Pursuant to a restructure agreement dated August 12, 2005, the maturity date has been extended to November 10, 2006 and the balance on the note has been reduced to $225,000 and requires additional principal payments of $50,000 on February 10, 2006, May 10, 2006, August  10, 2006 with the remainder of the principal due on November 10, 2006.  The note is co-guaranteed by ZAM and by the sole shareholder of TFM.  At December 31, 2004, TFM had pledged 93,894 shares of the Fund as collateral.  On June 30, 2005, the bank returned the collateral to TFM due to the loan being over collateralized.  ZAM has pledged 219,149 shares of Z-Seven Fund, Inc. stock as collateral for the loan.

NOTE C - INVESTMENTS

The Company owns 249,149 shares of Z-Seven Fund, Inc. which is approximately 13% of the outstanding shares.  These shares have an original cost of $2,367,818 and a fair market value of $1,192,370 at December 31, 2004.  ZAM has pledged 21,900 shares as collateral under a guarantee agreement with the Fund, as described in Note B.  In addition, the Company has pledged 219,149 shares as collateral under a line of credit agreement on behalf of TFM as discussed in Note B.

NOTE D - INCOME TAXES

The Company’s total deferred tax assets and liabilities are as follows:

Total deferred tax assets, long-term	$ 950,000

Less valuation allowance	(950,000)

Total deferred tax liabilities	-

Net deferred tax assets	$ -

As of December 31, 2004, loss carryforwards of approximately $120,000 are available to offset future years’ federal income taxes expiring in 2022. The tax benefit of the loss carryforward is approximately $48,000.  In addition, $160,000 of loss carryforwards are available to offset future state income taxes.  If not used, the carryforwards expire in 2007.  The tax benefit of the state loss carryforwards are approximately $12,000.

A valuation allowance of $950,000 was established as of December 31, 2004 to reduce the tax benefit of unrealized losses on investments and state net operating loss carryforwards.

ZISKIN ASSET MANAGEMENT, INC.

Notes to Balance Sheet

December 31, 2004

(Continued)

NOTE E - RETAINED EARNINGS AND ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Changes in retained earnings for 2004 are as follows:

Balance, beginning of year	$ 2,703,713

Net income	58,838

Balance, end of year	$ 2,762,551

Changes in accumulated other comprehensive income (loss) resulting from unrealized loss on investments for 2004 are as follows:

Balance, beginning of year	$ (1,087,614)

Unrealized loss incurred, net of deferred income tax	(112,384)

Balance, end of year	$ (1,199,998)